FINAL TRANSCRIPT
May. 13. 2008 / 11:00AM ET, PBSO.PK - Q1 2008 Point Blank Solutions, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Glenn Wiener

Point Blank Solutions, Inc. - Director, Public and Investor Relations

Larry Ellis

Point Blank Solutions, Inc. - President and CEO

Jim Anderson

Point Blank Solutions, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

David Koenig

Morgan Stanley - Analyst

Marcia Yuan

Dolphin Management - Analyst

Mark McMahon

TM Wealth Management - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the first quarter 2008 Point Blank Solutions, Incorporated, earnings conference call. My name is Eric. I’ll be your coordinator for today. Now at this time all participants are in a listen-only mode. We will facilitate the question and answer session near the end of the conference.

(OPERATOR INSTRUCTIONS)

I would now like to turn your call over to Mr. Glenn Wiener, Director of Public and Investor Relations. Please proceed, sir.

Glenn Wiener - Point Blank Solutions, Inc. - Director, Public and Investor Relations

Good morning, and welcome to Point Blank Solutions’ 2008 first quarter conference call. Results were released and our Form 10-Q was filed after market close yesterday and can be found on our website at www.pointblanksolutionsinc.com.

Speaking for management today will be Larry Ellis, President and CEO, and Jim Anderson, our Chief Financial Officer. Additionally, John Siemer, the Company’s Chief Operating Officer and Chief of Staff and Sam White, Executive Vice President and Head of Global Sales, are with us and will be available during Q&A.

Before we begin, our Safe Harbor language. The statements made on this conference call and in the Company’s related filings with the SEC and press releases that are not historical facts are forward-looking statements and are based largely on the Company’s current expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control.

Words such as expects, anticipates, targets, goals, projects, intends, plans, believes, seeks, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only prediction and speak as of the date hereof and are subject to risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, uncertainty of future financial results, additional financing requirements, liquidity of shares of our common stock, development of new products, governmental contracting processes and court approval of the settlement of the pending class action.

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FINAL TRANSCRIPT
May. 13. 2008 / 11:00AM ET, PBSO.PK - Q1 2008 Point Blank Solutions, Inc. Earnings Conference Call

For further detail, we refer you to the Company’s filings with the SEC, including, without limitation, those uncertainties and risks discussed in the Company’s Form 10-K for the period ended December 31, 2007, and Form 10-Q for the period ended March 31, 2008.

The Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect any change in the expectations of our management, with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

In connection with the 2008 annual meeting of stockholders, the Company will file a proxy statement and other documents regarding the meeting with the SEC and will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the 2008 annual meeting. Stockholders are urged to read the proxy statement and any other relevant documents when they become available, because they will contain important information.

The proxy statement and other documents relating to the annual meeting of 2008 can be obtained free of charge from the SEC’s website at www.sec.gov when they are available. These documents, when they are available, can also be obtained free of charge from the Company on our website and, again, under the investor relations tab in our SEC fillings.

You can also obtain this upon written request to our corporate secretary by sending to our corporate headquarters, Point Blank Solutions, Inc., 2201 Southwest 2nd St., Pompano Beach, Florida, 33069, or by calling my office. The Company and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2008 annual meeting.

Information regarding the interest of the Directors and executive officers of the Company in the solicitation will be more specifically set forth in the definitive proxy statement that will be filed by the Company with the SEC and which will be available, again, free of change from the SEC and the Company, as indicated above.

Information about the Directors and executive officers of the Company may be found in the Company’s Form 10-K for the fiscal year ended December 31st, 2007, which, again, was filed with the SEC in February of this year. At this time, I’d like to turn the call over to Larry Ellis, President and CEO. Larry?

Larry Ellis - Point Blank Solutions, Inc. - President and CEO

Thank you, Glenn, and good morning. Welcome to our 2008 first quarter conference call. I will begin by discussing first quarter results and then provide comments on the state of operations. Jim Anderson, our CFO, will cover financials in detail and then we’ll get into some questions and answers.

Yesterday, we announced our 2008 first quarter results. We reported sales of approximately $50 million, which is below the $92 million reported in the first quarter of 2007. This reduction in sales is due primarily to delays in government contracts. The entire body armor industry is feeling the impact of this reduction. While we expect delays to continue into the second quarter, we feel good about our prospects for the second half of 2008 and into 2009. For today’s call, I will discuss the industry environment, and then I will discuss what it means for Point Blank Solutions in the near term, as well as in the long term.

First, the U.S. military. As outlined in March during the last quarter’s conference call, the Army issued an extension of the existing IOTV contract to Point Blank and one other company for 150,000 Improved Outer Tactical Vests. The solicitation was deemed urgent and compelling, with the low price used as the key determinant for awarding the contract.

As a result, we anticipated a quick announcement of the award by early to mid April. On the 24th of April, the Army requested a delay of up to 45 days in awarding the contract. No specific reason was given for the delay. Based on public information, we now expect the bridge buy contract to be awarded in late May or early June. We continue to monitor the situation closely.

Proposals for the larger solicitation of 736,000 IOTVs were submitted in mid April and we anticipate awards will be announced in the third quarter of this year. We believe awards will be granted no later than 30 September, which is the end of the Army’s fiscal year. Additionally, we learned the 150,000 IOTV buy will be additive to the larger 736,000 award. The Army has publicly disclosed this requirement to field 25,000 IOTVs per month to meet the total 886,000 requirement.

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May. 13. 2008 / 11:00AM ET, PBSO.PK - Q1 2008 Point Blank Solutions, Inc. Earnings Conference Call

We also anticipate awards on the 253,000 DAPS proposal to occur in the third quarter of this year. In spite of the numerous delays in awarding contracts, the demand for body armor remains strong. We believe we are poised to meet the Defense Department’s requirements, more so than anyone else in the industry, even though there are more companies competing today than previously.

In addition to the solicitations mentioned earlier, we continue to receive solicitations for additional orders of the Outer Tactical Vest from the Defense Logistics Agency and the General Services Administration. We recently received a request for a proposal for 45,000 OTVs from the Defense Logistics Agency. Bids are due by mid May. We expect awards in the June to July timeframe. We will be responding to the request for proposal by the deadline.

Our first quarter results include third-party contracts for the production of the Enhanced Side Ballistic Inserts used with the OTV. We anticipate additional awards to come through periodically during the year. However, the requirement for this product will tail off as the IOTV is fully fielded and the OTV is washed from inventories over the next couple of years.

As for the other branches of the armed forces, we anticipate additional orders to meet their requirements also now that the industry is capable of producing greater quantities of ballistics material to meet global demand. We are in discussions with representatives with each of the military branches regarding their future needs.

Additionally, we bid on the MOLLE, or the Modular Lightweight Load-carrying Equipment solicitation. This indefinite delivery, indefinite quantity solicitation is for three years and has a potential value up to $313 million over the life of the contract. Again, we received notification from the Defense Logistics Agency that awards on this solicitation have been extended until the end of May.

Let me summarize the state of military body armor. Delays in the procurement process continue to negatively hinder soft and hard body armor manufacturers. We anticipate this to continue into the second quarter of 2008. While no one in the industry anticipated the numerous delays in awards, the fact remains there is significant demand for advanced body armor to meet the needs of our service men and women.

We are gearing up for a stronger second half of the year and we believe our results will improve, pending contract awards. On the international front, our subsidiary, PACA, received a $13.5 million contract award in April for the Iraqi Defense Forces. This award came through the General Services Administration. It was for over 42,000 concealable vests and level four plates. We have begun production and expect to complete this order by August.

During the last quarter, I spoke of approximately $100 million in gross international tenders for 2008. That number has increased slightly as we have identified additional new tenders. We continue to meet with international military leaders and government officials while participating at trade shows throughout the Middle East, Europe and Asia. We are laying the groundwork for a successful international presence this year with great potential in 2009.

Turning to the domestic front, we grew our business last year by 28%. This segment was off slightly in the first quarter from the prior year. However, we fully plan to meet our annual growth goals of 15%. A few other comments before turning over to Jim Anderson, our CFO. Our joint venture, LifeStone Materials, is important to the future of this Company. While volume is lighter than expected due to delays on the military side, we anticipate seeing the benefits of this venture in the second half of the year and more so next year.

Consistent with my past remarks, this operation will add to our top line, decrease our material costs and increase our margins. We believe Point Blank Solutions is the only body armor manufacturer in the United States with an integrated weaving capability, which should enhance our competitive position going forward.

In regard to cost structure, we’re taking steps to reduce overhead in the second quarter. Barring any large, unforeseen developments, we anticipate the Company’s revenues in the second quarter will be lower compared to the prior year. We’re working to minimize any losses, as I mentioned. We are cutting expenses.

However, we are careful not to jeopardize production. We must be prepared to execute quickly as contracts are awarded. It is very important to have continuity in operations, as delivery schedule is most often a critical factor in government contracts.

As for relisting our securities, we have delayed the relisting process, given we are actively engaged in seeking strategic alternatives. This decision was based on feedback directly from many of our major shareholders, with whom we recently met. I realize many of you have questions concerning the strategic alternatives process. There is considerable interest generated. We are actively working with Wachovia Securities in the process.

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FINAL TRANSCRIPT
May. 13. 2008 / 11:00AM ET, PBSO.PK - Q1 2008 Point Blank Solutions, Inc. Earnings Conference Call

I believe our financial performance in the first quarter of 2008 and expectations for the next quarter is not a true indication of the value of this Company. Government delays have impacted our performance but that has not changed our industry position or our expectations for the future.

I, along with the management team and the Board of Directors, strongly believe we have the right team and the right strategy to build and realize value for our shareholders. I feel confident we can deliver as outlined in the second half of this year and beyond. I will now turn the call over to Jim Anderson, our CFO. Jim?

Jim Anderson - Point Blank Solutions, Inc. - CFO

Thank you, General. Starting with the first quarter results of operations, the Company’s net sales for the quarter were $49.9 million, down from $92.1 million from the prior-year quarter, a decrease of $42.2 million. This decrease is due to the continued delays in U.S. military orders, an issue that is faced industry wide.

Gross profit was $8.7 million for the first quarter, or 17.5% of net sales. In the prior-year quarter, gross profit was $18.7 million, or 20.3% of net sales. The change in gross profit is due to lower volumes of military sales as a result in delays in contract awards and lower gross margins.

Gross margins continue to be impacted by constraints on price increases to customers and to increases in raw material costs. Gross margins for the first quarter were consistent with those in the fourth quarter of 2007. Total operating costs in the current quarter were $10.3 million, a decrease of $1.8 million, or 15%, from the prior-year quarter of $12.2 million.

General and administrative expenses were down by $838,000, principally legal and professional fees, and litigation and cost of investigations were lower by $1.1 million. While we are hopeful that the litigation and cost of investigation charges will be lower in future periods, we cannot be certain of what charges we will incur or the timing of those charges. We were recently informed that the trial for the former CEO and COO was delayed until April 2009.

With the delay in the contract awards, the company has taken several steps to lower expenses until awards are made. For example, we eliminated the second shift at our Pompano Beach location in the first quarter. The Company eliminated overtime for hourly employees. We did not replace certain positions for personnel that left the Company. The Company implemented layoffs in April and today we have approximately 940 full-time equivalents or FTEs, compared with approximately 1,300 FTEs at December 31st. We also substantially reduced work performed by subcontractors. In addition to these moves, we also reevaluated our selling and marketing expenses to ensure that the Company realizes an appropriate level of expected return on expenditures. We also continue to rationalize other controllable expenses.

While we expect that the joint venture in LifeStone materials will contribute to profitability, the Company has been delayed in realizing that benefit with the continuing delays in military orders. We believe that once volume through our factories resumes, the Company will be in a position to realize the benefits of its efforts in increased sales, margins and profitability.

Adjusted EBITDA was $1.8 million in the current-year quarter, compared to $10.1 million in the prior-year quarter. The change is principally due to the impact of revenues and gross margins discussed previously. Please refer to our press release, dated yesterday, for a reconciliation of adjusted EBITDA to net income and explanation of why we use adjusted EBITDA as a financial measure.

The Company recorded a net loss of $959,000, or $0.02 per share, basic and diluted, compared to net income of $3.8 million, or $0.07 per share, basic and diluted, for the prior-year quarter. The Company’s current backlog is approximately $16.5 million. Now let’s turn to the balance sheet.

Our working capital was $28.5 million at March 31st, compared with $34.9 million at December 31st. The change in working capital is due to a reduction in our trade accounts receivable, refunds received for federal and state income taxes, lower levels of inventory, net payments against our line of credit, which included funding of our investment in LifeStone and payments of trade accounts payable and accrued expenses.

In our previous call, I shared with you the Company’s expectation that we would receive a refund of approximately $11.4 million, which was a tax loss carry-back, and we would receive that in the second quarter of 2008. As a result of the size of the previous refunds that we received, which resulted from restatements in the prior financial statements, the IRS notified us that they will audit certain of our prior-year federal tax returns. This will delay the timing of the receipt of the remaining refunds until the fourth quarter of this year or the first quarter of next year. We do expect to get the refund. It’s now just a matter of timing.

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FINAL TRANSCRIPT
May. 13. 2008 / 11:00AM ET, PBSO.PK - Q1 2008 Point Blank Solutions, Inc. Earnings Conference Call

Our trade accounts receivable decreased by $11 million. This change is due to a lower level of sales and collections of invoices. Accounts receivable days outstanding remained essentially flat, 37 days at the end of March, versus 36 days at the end of 2007. We believe the quality of our trade accounts receivables is high.

Inventories decreased by $2.1 million from the end of 2007. Based on the outstanding solicitations and expected award dates, the Company planned for inventory investments to meet the anticipated demands of the urgent and compelling need of the U.S. Army. When the awards are announced, the turnaround time is expected to be very quick, with initial deliveries, and we believe we are in a position to move rapidly on meeting the Army’s needs.

Our combined trade accounts payable and accrued expenses were lower at the end of the quarter, as compared to the end of 2007, by $15.4 million. At this time, the Company is current with its trading partners. The outstanding balance on our revolving line of credit decreased by $7 million at the end of the quarter compared with the outstanding balance at December 31st.

Our capital expenditures for the first quarter, excluding the Company’s investment in LifeStone, were approximately $400,000. Our investment in LifeStone totaled $2.8 million.

Subsequent to the end of the quarter, the statute of limitations expired for the majority of the 2004 employment tax withholding obligation, $25.9 million of the liability will be reversed during the second quarter, with a corresponding reversal of $9.5 million of deferred income taxes.

Since late 2005 through late March 2008, there was a blackout in place for purchasing Company stock by members of the Board of Directors and management given the restatement issues and lack of timely filings of financial statements with the Securities and Exchange Commission.

For approximately one week in late March, the blackout period was lifted and members of the Board of Directors and management attempted to purchase Point Blank Solutions stock, but had limited success in the open market as a result of the thin trading in the Company.

With the Company’s announcement of the strategic alternative process in place, the Board of Directors and management are again precluded from acquiring stock based on insider trading regulations. This should not be taken as a sign that the Board of Directors or management do not believe in the Company. Rather, we strongly believe in the Company, its strategy and its future.

Other companies are strongly committed to the industry, as well, as evidenced for example by DuPont’s recent announcement of an additional investment of $500 million for a new plant in South Carolina and an investment of $50 million for a plant expansion in Virginia, both for increased production of Kevlar fiber. Although impacted by unexpected delays in contract awards, the Department of Defense’s soft body armor budget for the current fiscal year of $1.2 billion speaks to the potential short-term revenues in the industry.

The shared concern that we have internally here is that shortly we may be drinking water from a fire hose when the military contracts are awarded. Management believes that the revenues are there, they just have been moved to the right as a result of the cyclical nature and significant delays of government contracting. With that, I will hand you back over to General Ellis. General.

Larry Ellis - Point Blank Solutions, Inc. - President and CEO

Okay, we will now proceed with the questions and answers.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS)

Your first question comes from the line of David Koenig with Morgan Stanley. Please proceed.

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FINAL TRANSCRIPT
May. 13. 2008 / 11:00AM ET, PBSO.PK - Q1 2008 Point Blank Solutions, Inc. Earnings Conference Call

David Koenig - Morgan Stanley - Analyst

Good morning and, first and foremost, I want to congratulate you on a great job in a difficult quarter. Considering that the volume of sales is almost in half and we only lost $0.02, that is quite a job.

Otherwise, I have a few points, not too many questions. Maybe your comments will follow. What I see here is all the delays at all the armor-providing companies is due to the new procurement group in Congress that’s checking the bids to see that the lowest bid was taken and that the quality was there, and that bodes well for us, because what with LifeStone, our margins should be better at enabling us to bid low and get most of the contracts.

Now, what is Congress and the Army looking at? They’re looking at really one main competitor in Armor Holdings, and Armor Holdings is not even an American company anymore. It’s a British company. Not only that, they cost the Army a few extra dollars when they sabotaged our dealing with a sewing plant so that we had to withdraw maybe two-thirds of our bid, which was lower than Armor Holdings, enabling Armor Holdings to get most of the contract at a higher number. And if I were Congress, I’d say, Armor Holdings, we’ll penalize you.

The other thing is that the Goldman Sachs just came out at 10.00 this morning with an article. It says Goldman Sachs expects Barack Obama presidency would cut into the earnings of many military contractors by reducing funding for large weapon platforms in favor of increasing soldier recruitment.

In a research note, the investment company said that Obama plans to add 65,000 soldiers to the Army and 27,000 to the Marine Corps, which would benefit companies that supply equipment such as body armor. And only the large platform, whatever they mean by that, would be eliminated, so that bodes well for us as well.

So, basically, looking at all of the things that are happening, I really look for a barn-burner second half and a 2009 that should really be remarkable, when one considers that our volume could possibly double or even go more than that, back to the old days. And with our overhead as we see mostly discharged by the $50 million revenues that is the overhead from management salaries, legal issues and some other things — they remain constant, and so the incremental business should really benefit us on the bottom line.

Anyway, a few comments would be appreciated. Except one question for Anderson: when we get like a $29 million reversal of taxes due and so forth, some companies put a reserve and it affects their earnings, and then when they get this back, it improves their earnings. Have we reserved for these expenses which will not be charged for us, like the one coming back in the third quarter and the tax being over the period of collection being over, done, passing? Thank you very much.

Jim Anderson - Point Blank Solutions, Inc. - CFO

David, thank you very much for your comments. With respect to the tax obligation, I’ll address that, then I’ll let the General or whoever address your other comments. We do appreciate your support.

With respect to the tax obligation, it was a statutorily required payment that should have been made, so from a technical U.S. generally accepted accounting principle perspective, we were forced to record those when we did our restatements, so we actually took a charge to earnings in 2004 for these taxes, and we set a liability on the books.

We didn’t believe that we’d have to pay this liability, we disclosed that, but we were in an unusual position with respect to the accounting rules. Since that statute passed, and since it was so large, we did call it out in a footnote to our Form 10-Q filing and just wanted to give some positive news that in fact the statute ran on that.

This will be a non-cash increase to earnings in the second quarter and it will show up in our income statement. And we wanted to, again, call it on out so the investors were absolutely clear about what this matter was and what this means to the Company. General?

Larry Ellis - Point Blank Solutions, Inc. - President and CEO

Yes, David, thank you for your comments. We too remain optimistic. I had not read the article concerning the large platforms versus the soldier care items, but our thinking is generally along the same lines, given the current world situation. I think there’s a lot of analysis being conducted at many of the think tanks, and that line of thinking is what I’ve been tracking also. So we remain optimistic for the future in terms of where the resources will be directed in terms of defense.

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FINAL TRANSCRIPT
May. 13. 2008 / 11:00AM ET, PBSO.PK - Q1 2008 Point Blank Solutions, Inc. Earnings Conference Call

It is true there had been an increase in end strength for the Army and Marine Corps, and Congress did pass that, so there are indications of where the resources should flow to support that increase in end strength, as well as soldier care items. And, other than that, I can’t comment much more.

David Koenig - Morgan Stanley - Analyst

Thank you, anyway.

Operator

Your next question comes from the line of Marcia Yuan with Dolphin Management. Please proceed.

Marcia Yuan - Dolphin Management - Analyst

Good morning.

Jim Anderson - Point Blank Solutions, Inc. - CFO

Good morning, Marcia.

Marcia Yuan - Dolphin Management - Analyst

It sounds like several actions were taken at the SG&A level, recently. Can you give me a sense of what the level of SG&A might be for Q2 and then how that might differ from the second half of the year as production ramps up?

Jim Anderson - Point Blank Solutions, Inc. - CFO

Well, some of the moves were made at the SG&A level. Some of the moves were made in what will be the cost of sales level. The layoffs really impacted a lot of the production workforce. Some of the attrition was out of SG&A. I would expect that barring some unusual litigation and cost of investigations, we’re hopeful on that one. Time has dragged on, and with that I expect a slowdown. We’ll just have to see ... the ramp up maybe or maybe not as we move closer to trial.

We have had some people in SG&A leave, we have not replaced, so I would expect to recapture some of those costs, taking a good, hard look at what are we doing and how are we doing it. So I’m hopeful that we will continue on with a good level of expenditures prospectively. I know I’ve not really answered your question well, I’m little tentative about giving out some guidance for the upcoming year, Marcia.

Marcia Yuan - Dolphin Management - Analyst

Okay. Can you give some magnitude, maybe, between all the operating expenses, whether it’s in cost of sales or SG&A or whether it’s closer to $2 million to $3 million, is it closer to $10 million?

Jim Anderson - Point Blank Solutions, Inc. - CFO

In terms of the cost savings?

Marcia Yuan - Dolphin Management - Analyst

Yes.

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FINAL TRANSCRIPT
May. 13. 2008 / 11:00AM ET, PBSO.PK - Q1 2008 Point Blank Solutions, Inc. Earnings Conference Call

Jim Anderson - Point Blank Solutions, Inc. - CFO

Let me defer that. We’re in a very unusual timeframe. We’ve got certainly some unusual conditions. We’re down — some of our selling and marketing were down. As we pick those up, some of those will go up in the future. We have switched out some of our personnel or attributed them, so there’s going to be some gives and takes. I mean, big picture, we are in a materially different position. We have eliminated most all of the contractors.

On site, we’ve got essentially our team in play. We do have the IT system for our Point Blank body armor in play with our inventory management. We expect to realize benefits out of that. So there are some gives and takes in this. At the same time, we’re looking at some potentially very large orders coming on in. We haven’t see the impact of the joint venture running through our cost of sales. That will, as we get these orders and move forward, and I expect that we’ll be able to pick that up pretty good.

Larry Ellis - Point Blank Solutions, Inc. - President and CEO

Yes, Marcia, I’d say it’s probably a little higher than two to three for the year, but I’m not comfortable in stating anything greater than that.

Marcia Yuan - Dolphin Management - Analyst

Okay, that’s helpful. And then in terms of the strategic alternatives, have we sent out the books yet to interested parties?

Larry Ellis - Point Blank Solutions, Inc. - President and CEO

The answer to that is Wachovia Securities is working that. The books are complete and I believe the answer to that is yes.

Marcia Yuan - Dolphin Management - Analyst

Okay, excellent, and that’s it. Thank you very much.

Jim Anderson - Point Blank Solutions, Inc. - CFO

Thank you, Marcia.

Operator

(OPERATOR INSTRUCTIONS)

Your next question comes from the line of Mark McMahon with TM Wealth Management. Please proceed.

Mark McMahon - TM Wealth Management - Analyst

Good morning, gentlemen.

Jim Anderson - Point Blank Solutions, Inc. - CFO

Good morning, Mark.

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FINAL TRANSCRIPT
May. 13. 2008 / 11:00AM ET, PBSO.PK - Q1 2008 Point Blank Solutions, Inc. Earnings Conference Call

Mark McMahon - TM Wealth Management - Analyst

I actually had a couple of questions. One’s now at the forefront because of a comment that you had made, and that was in regards to a new listing for the security. You had said that that’s due to this ongoing process with Wachovia, and I was wondering if you could give it a little bit more color. Is it also because of the costs associated with getting a listing? What’s the rationale behind not getting back onto an exchange?

Larry Ellis - Point Blank Solutions, Inc. - President and CEO

Yes, the exchange issue, as I discussed during the last quarter, is tied to being compliant with the SEC. In order to be complaint with the SEC, we must have an annual shareholders meeting. And until we have a shareholders meeting, then we can’t complete the process of going onto an exchange. We have done much of the preliminary work and we are now holding, pending the outcome of the annual shareholders meeting. We are timely in all of our other filings.

Mark McMahon - TM Wealth Management - Analyst

Do you expect to have this process with Wachovia essentially completed by the time of the shareholders’ meeting in August, or will there be an ongoing process that might flow through it?

Larry Ellis - Point Blank Solutions, Inc. - President and CEO

We’re pushing hard. Our strategy is to meet that timeline. Our goal has always been to have a shareholders meeting as soon as possible and we did that after we scheduled that meeting, as soon as we started the strategic options process. So we are listening to our shareholders. That’s what they’ve told us to do.

Jim Anderson - Point Blank Solutions, Inc. - CFO

Mark, this is Jim Anderson. If I could also add that after we released our earnings and had our year-end investor call, we did go out and speak to numerous large shareholders who almost to the person that we spoke with said, one, consider strategic alternatives; two, consider delaying the annual shareholder meeting; and, three, based on that, we don’t think it would be helpful to go through the process of relisting at this point in time. So what we’re doing right now is exactly what our major shareholders who we talked with asked us to do.

Mark McMahon - TM Wealth Management - Analyst

Okay, all right. When you guys were sort of going down the checklist of outstanding contracts that can be awarded, I guess I missed one. It was after the DAPS.

You had mentioned that there was some, I’m not sure what it was, that was going to be potentially awarded in June. I’ve added everything up except I’ve got this one question mark.

Larry Ellis - Point Blank Solutions, Inc. - President and CEO

The MOLLE contract?

Mark McMahon - TM Wealth Management - Analyst

No, I’ve got that one down 313 in May. It went—you did the bridge contract, 150, the 736 big one, the 253 DAPS, this one I missed and then the 313 and then the international tenders over 100 million.

Larry Ellis - Point Blank Solutions, Inc. - President and CEO

Was that the 45,000 OTVs?

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FINAL TRANSCRIPT
May. 13. 2008 / 11:00AM ET, PBSO.PK - Q1 2008 Point Blank Solutions, Inc. Earnings Conference Call

Mark McMahon - TM Wealth Management - Analyst

Is that it? I don’t have that written down. So there’s an additional 45,000 OTVs outstanding.

Larry Ellis - Point Blank Solutions, Inc. - President and CEO

Right.

Mark McMahon -TM Wealth Management - Analyst

Okay, all right, thank you very much. That’s all I had, and good luck, gentlemen, on the contract awards.

Jim Anderson - Point Blank Solutions, Inc. - CFO

Thank you for your support, Mark.

Mark McMahon - TM Wealth Management - Analyst

You’re welcome.

Operator

And we are currently showing no more audio questions in queue at this time.

Larry Ellis - Point Blank Solutions, Inc. - President and CEO

Okay, well, thank you very much. We appreciate all your support and we remain bullish in terms of moving forward.

Operator

Thank you for your participation in today’s conference. This concludes our presentation. You may now disconnect, and have a good day.

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FINAL TRANSCRIPT
May. 13. 2008 / 11:00AM ET, PBSO.PK - Q1 2008 Point Blank Solutions, Inc. Earnings Conference Call

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